Exhibit 16.1

Chang G. Park, CPA, Ph. D.
 2667 CAMINO DEL RIO S. PLAZA B
SAN DIEGO,  CALIFORNIA 92108-3707
TEL (858) 722-5953  FAX (858) 761-0341  (858) 433-2979
E-Mail changgpark@gmail.com

August 20, 2010

U.S. Securities & Exchange Commission Office of the Chief Accountant
100 F Street, NE
Washington, DC 20549

Ladies and Gentlemen

I have read the statements included under Item 4.01(a) in the Form 8-K, dated August 20, 2010 of Algoil, Inc. (the Company) to be filed with the Securities and Exchange Commission and I agree with such statements insofar as they relate to our dismissal. We have no knowledge about the appointment of Myler &Company LLC was approved by the Board of Directors, or that they were not consulted prior to their appointment as auditors.

Very truly yours,

/s/ Chang G. Park

Chang G. Park, CPA

Member of the California Society of Certified Public Accountants
Registered with the Public Company Accounting Oversight Board